Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports Fiscal 2010 First-Quarter Results

(Quarter Ended January 31, 2010)

Highlights

  First-quarter revenue of $6.6 million up sequentially from fiscal fourth quarter on international sales growth
  Balance sheet remains strong with $10.5 million in cash and no debt
  In spite of a challenging environment, year-over-year first-quarter revenue rose 3.0%
  Gross margin of 50.9% increased sequentially from fourth-quarter rate

ST. PAUL, Minn. — (February 24, 2010) — Angeion Corporation (NASDAQ: ANGN) today reported results for its fiscal first quarter ended January 31, 2010.

For the 2010 first quarter, Angeion posted a net loss of $826,000, or $0.20 per diluted share, on revenues of $6.6 million. Compared to the prior-year first quarter, which generated a net loss of $622,000, or $0.15 per diluted share, current-year earnings decreased $204,000, or $0.05 per diluted share, primarily due to a $267,000 increase in operating expense. The increase was largely the result of 2010 investments in key marketing and new product development initiatives. These investments were partially offset by additional gross margin dollars earned on slightly higher year-over-year revenue.

While 2010 first-quarter results were impacted by the slowdown in hospital capital spending, the Company was pleased by the small sequential improvement in sales between the fourth quarter of fiscal 2009 and the first quarter of fiscal 2010. Angeion’s fiscal fourth quarter tends to be the year’s strongest from a revenue perspective, with its fiscal first quarter generally the weakest.

Revenue from international customers was strong in the first fiscal quarter at 28.4% of total sales, up from 24.9% for the first quarter of fiscal 2009.

“On a sequential and year-over-year basis, our global sales team posted quarterly revenue gains despite persisting economic challenges,” said Rodney A. Young, Angeion’s President and Chief Executive Officer. “While some economic recovery slowly begins to take root, we’re seeing U.S. hospitals keep a tight rein on spending. This is impacting sales of our MedGraphics products domestically.”

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“That said, our business is growing in select international countries such as France, Brazil, and Japan. International revenue rose 17.3% in the first quarter of fiscal 2010 compared to the same period in the prior year. Contributing to this performance was strength in our MedGraphics pulmonary function line of products along with the recent introduction of our all-new CPX Express cardiopulmonary exercise system. CPX Express is a compact, easy-to-use and moderately priced system that provides breath-by-breath cardiorespiratory exercise testing for the physician office, clinic and in smaller rural hospitals.”

In the fiscal 2010 first quarter, Angeion delivered a 45.6% gross margin on its equipment and supplies business with an 88.2% gross margin on its service business for an overall gross margin of 50.9%, essentially flat with 51.3% in the first quarter of fiscal 2009 (comprised of 45.3% gross margin on equipment and supplies, and 90.6% on service). On a sequential basis, fiscal 2010 first-quarter gross margin of 50.9% was slightly improved from 49.4% for the fiscal 2009 fourth quarter.

With respect to fiscal 2010 first-quarter operating expense, Angeion reported $4.2 million in expenses, representing a $267,000 increase over the first quarter of fiscal 2009. Primarily accounting for this change was a $252,000 increase in R&D spending, the majority of which came from staff additions, with the balance related to development projects. The Company believes these investments will result in technological improvements to existing products or entirely new product offerings. Exclusive of R&D, year-over-year first quarter operating expense was up $15,000 with a $144,000 increase in selling and marketing, offset by reductions in general and administrative, and amortization expense.

On a pro-forma basis, after adding back non-cash charges for depreciation, amortization and stock-based compensation expense, the Company reported a $409,000 pro-forma net loss for the quarter and $73,000 in pro-forma net income for the trailing 12-month period ended January 31, 2010. Angeion continues to believe that this pro-forma information is helpful in an analysis of its operating results by eliminating the non-cash items noted in the table below. A reconciliation of GAAP basis net loss to pro-forma net income / (loss) follows:

(in $000s)	Q2 FY09	Q3 FY09	Q4 FY09	Q1 FY10	Trailing 12 Months
GAAP basis net loss	$(225)	$(173)	$(573)	$(826)	$(1,797)
Depreciation and amortization	289	277	279	195	1,040
Stock-based compensation	183	199	226	222	830
Pro-forma net income / (loss)	$247	$303	$(68)	$(409)	$73

As the table indicates, the Company generated positive results for the trailing 12-month period despite the difficulties posed by the current economic climate and the corresponding $3.3 million reduction in revenue from the prior-year trailing 12-month period ended January 31, 2009.

Angeion’s cash flow statement shows that the Company reported $644,000 in negative operating cash flow in the first quarter of fiscal 2010. This was largely due to the net loss for the period coupled with reduced accruals, offset by add-backs for depreciation, amortization and stock-based compensation. Additionally, lower inventory levels resulted in a $238,000 favorable impact on cash flow. Angeion has no debt and at quarter-end had $10.5 million of cash in the bank, up from $8.7 million a year ago.

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Business Update

Said Young, “As a company, our focus is on developing products and programs that empower consumers to take more responsibility for their own health—and on the healthcare professional to rapidly and accurately diagnose specific cardiopulmonary disease states. With both our New Leaf and MedGraphics products lines, we’re providing tools to help manage and optimize health from a proactive and preventive viewpoint.”

“To that end, we’re making investments today to create and market new product platforms that will be smaller, easier to use and result in more cost-effective solutions that span the continuum of health. We firmly believe that prudent research and development spending will lead to a robust new product pipeline that will drive growth in quarters to come.”

During the 2010 first quarter Angeion strengthened its marketing and sales teams by adding two new experienced professionals with notable backgrounds in the medical device market. The Company initiated a sales and marketing program to establish a network of independent sales representatives and distributors to market its MedGraphics’ line of supplies such as filters, and low-cost equipment that includes table-top and hand-held spirometers. Angeion also is in the process of establishing an online web store to offer MedGraphics and New Leaf products over the internet.

Other highlights from the fiscal 2010 first-quarter include:

▪

The Company won several follow-on purchase orders related to work on a recently initiated clinical research project for a domestic pharmaceutical company. In total, this study is expected to generate in excess of $1.0 million in revenue for Angeion over the next six quarters. Services provided to this customer range from project management and protocol design, to database housing and data review.

▪

In November 2009, the Company exhibited its MedGraphics offering at the 2009 MEDICA International Trade Fair in Dusseldorf, Germany. MEDICA is the world’s largest annual forum for representatives calling on hospitals, clinics and physician offices in the health care industry. Angeion’s participation in this event provided global exposure and the opportunity to showcase its full line of clinical solutions and latest diagnostic products. The Company also recently participated in the Arab Health Exhibition & Congress in Dubai, UAE, in January 2010.

▪

Angeion will continue to participate in upcoming trade shows including the International Health, Racquet & Sportsclub Association (IHRSA) convention to be held March 11 -13 in San Diego, Calif. At this show the Company’s New Leaf product line will be on display at booth #431.

Concluded Young, “We are taking the necessary steps to position Angeion for long-term success, both from an infrastructure and a new product perspective. We understand that healthcare today is not just treating the sick—it’s broader than that. Healthcare is expanding its focus to include prevention and ways to live healthier. With our products and services, we intend to be a part of that shift and help consumers optimize their health.”

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Investor Conference Call

Angeion will hold an investment community conference call today, Wednesday, February 24, 2010, beginning at 4:00 p.m. CST. Rodney A. Young, President and CEO, and William J. Kullback, SVP and CFO, will review first-quarter performance and discuss the Company’s strategies. To join the conference call, dial 1-877-941-2930 (international 1-480-629-9726) and provide the conference identification number 4216149 to the operator. A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CST on Wednesday, March 3, 2010. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter pass code: 4216149.

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release contains the following non-GAAP financial measures: non-GAAP pro-forma net income / (loss). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP pro-forma net income (loss). We define non-GAAP pro-forma net income / (loss) as net income / (loss) plus stock-based compensation expense and depreciation and amortization. Our management utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating decisions, in forecasting and planning, and in analyzing and assessing our Company’s overall performance. Our annual financial plan is prepared and reviewed both on a GAAP and non-GAAP basis. We budget and forecast for revenue and expenses, and assess actual results against our annual financial plan, using GAAP and non-GAAP measurements. Our board of directors and management utilize these financial measures (both GAAP and non-GAAP) to determine our allocation of resources. In addition, and as a consequence of the importance of these non-GAAP financial measures in managing our business, we use non-GAAP financial measures in the evaluation process to establish management compensation. For example, management’s annual bonus program in fiscal 2008 and 2009 was based upon the achievement of net income / (loss) plus adding back stock-based compensation. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the items mentioned above. In particular, we consider the use of non-GAAP pro-forma net income / (loss) helpful in understanding the performance of our business, as it excludes recurring non-cash items. Our rationale for the items we omit from our non-GAAP measures is as follows:

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Stock-based compensation. We exclude non-cash stock-based compensation expense because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718 (formerly referred to as FAS 123R). Stock-based compensation expense is a recurring expense for our company and is expected to continue in the future as we have a history of granting stock options and other equity instruments as a means of compensating, incentivizing and rewarding our employees and directors.

Depreciation and amortization expense. Depreciation and amortization are non-cash charges that result from our accounting methods and the book value of assets. By excluding these non-cash charges, our management, together with our investors, are provided with supplemental metrics to evaluate cash earnings, distinguishing performance’s impact on earnings from performance’s impact on cash. Management believes that the review of these supplemental metrics in conjunction with other GAAP metrics, such as capital expenditures, is useful for management and investors in understanding our business. Depreciation is a recurring expense for our company and is expected to impact future periods as we continue to make further investments in our infrastructure through the acquisition of property, plant and equipment.

Due to the exclusion of these non-cash items, investors should not use this metric as a measure of evaluating our liquidity. Instead, to evaluate our liquidity, investors should refer to the Consolidated Statements of Cash Flow and the Liquidity and Capital Resources section contained within Management’s Discussion and Analysis in our most recently filed periodic reports.

There are a number of limitations related to the use of non-GAAP pro-forma net income / (loss). First, these non-GAAP financial measures exclude stock-based compensation and depreciation expenses that are recurring. Both stock-based expenses and depreciation have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, stock-based awards are an important part of our employees’ compensation and we believe positively affect their performance. Third, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP pro-forma net income / (loss) do not differ from the components that our peer companies exclude when they report their results of operations. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP.

Forward Looking Statements

The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to successfully operate our business, including successfully converting our increasing research and development expenditures into new and improved cardiorespiratory diagnostic products and services and selling these products and services under the MedGraphics and New Leaf brand names into existing and new markets; (5) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (6) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (7) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (8) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (9) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (10) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; and (11) our dependence on third-party vendors. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2009.

Contact:       William J. Kullback, SVP & Chief Financial Officer, (651) 766-3492

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ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three months ended January 31,
	2010	2009
Revenues
Equipment and supply sales	$5,790	$5,570
Service revenues	825	861
	6,615	6,431
Cost of revenues
Cost of equipment and supplies	3,151	3,048
Cost of service revenues	97	81
	3,248	3,129
Gross margin	3,367	3,302

Operating expenses:
Selling and marketing	1,942	1,798
General and administrative	1,102	1,154
Research and development	1,039	787
Amortization of intangibles	105	182
	4,188	3,921

Operating loss	(821)	(619)
Interest income	3	4

Loss before taxes	(818)	(615)
Provision for taxes	8	7
Net loss	$(826)	$(622)

Loss per share - basic
Net loss per share	$(0.20)	$(0.15)

Loss per share - diluted
Net loss per share	$(0.20)	$(0.15)

Weighted average common shares outstanding
Basic	4,153	4,101
Diluted	4,153	4,101

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ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

January 31, 2010 and October 31, 2009

(in thousands except share and per share data)

	January 31, 2010	October 31, 2009
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$10,504	$11,219
Accounts receivable, net of allowance for doubtful accounts of $131 and $110, respectively	4,634	4,510
Inventories, net of obsolescence reserve of $724 and $645, respectively	4,077	4,371
Prepaid expenses and other current assets	132	243
Total current assets	19,347	20,343

Property and equipment, net of accumulated depreciation of $3,389 and $3,305, respectively	684	698
Intangible assets, net	1,332	1,422
Total Assets	$21,363	$22,463

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,768	$1,771
Employee compensation	1,071	1,375
Deferred income	1,406	1,579
Warranty reserve	145	143
Other current liabilities and accrued expenses	300	323
Total current liabilities	4,690	5,191

Long-term liabilities:
Long-term deferred income and other	706	718
Total Liabilities	5,396	5,909

Shareholders’ equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,387,510 and 4,380,817 shares issued and 4,157,066 and 4,150,371 shares outstanding 2010 and 2009, respectively	416	415
Additional paid-in capital	22,059	21,821
Accumulated deficit	(6,508)	(5,682)
Total shareholders’ equity	15,967	16,554

Total Liabilities and Shareholders’ Equity	$21,363	$22,463

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ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Three months ended January 31,
	2010	2009
Cash Flows From Operating Activities:
Net loss	$(826)	$(622)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	90	111
Amortization	105	182
Stock-based compensation	222	182
Increase in inventory obsolescence reserve	79	107
Increase / (decrease) in allowance for doubtful accounts	21	(102)
Changes in operating assets and liabilities:
Accounts receivable	(145)	48
Inventories	238	(59)
Prepaid expenses and other current assets	111	79
Accounts payable	(3)	(17)
Employee compensation	(304)	(165)
Deferred income	(211)	(137)
Warranty reserve	2	(2)
Other current liabilities and accrued expenses	(23)	(29)
Net cash used by operating activities	(644)	(424)

Cash Flows From Investing Activities:
Purchase of property and equipment and intangible assets	(88)	(24)
Net cash used in investing activities	(88)	(24)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock under employee stock purchase plan	10	11
Proceeds from the exercise of stock options	7	63
Net cash provided by financing activities	17	74

Net decrease in cash and cash equivalents	(715)	(374)
Cash and cash equivalents at beginning of year	11,219	9,047
Cash and cash equivalents at end of year	$10,504	$8,673

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